UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

IOWA	001-31911	42-1447959
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Westown Parkway, Suite 440, West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)

(515) 221-0002
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

November 15, 2007
To our Stockholders and Interested Parties:

The business of American Equity Investment Life Holding Company (AEL) in 2007 is sound and growing.  Recently a number of financial services companies have reported large losses on securities   principally involving subprime  residential mortgage loan exposure.  These developments have cast a cloud of uncertainty over mortgages and mortage-related securities of all types.  Once again, the senior management of AEL would like to provide you with detailed information about AEL’s commerical mortgage portfolio and its residential mortgage-backed securities (“MBS”) to allay any concerns that credit impairment issues may be hidden in these asset classes.

AEL has no residential subprime mortgage exposure.  During 2007, with all the careful scrutiny on asset values, we have had no write downs in any of our invested assets, nor any sales of assets at a loss.  Nor do we anticipate any material erosion of  values due to credit impairment of our mortgage-related assets.  From inception, AEL has distinguished itself in its chosen markets by its unwavering focus on asset quality.  This commitment serves the company and its shareholders very well in poor credit environments, like the present one.

COMMERCIAL MORTGAGES

At September 30, 2007, AEL had $1.8 billion in commercial mortgage loans, representing 14.7% of total invested  assets at carrying value.  These are individual loans, not pools, originated and underwritten by our internal mortgage department.  We’ve had no defaults, no delinquencies and no restructuring of any of these loans.  From the inception of our commercial mortgage program we have employed stringent, conservative underwriting practices intended to build a very high quality portfolio of mortgages.  These practices include, among others, the following:

•	The loan to value ratio at inception must be at or below 75%, and we target a weighted average loan to value of 68% each year.

•	We obtain independent appraisals and ensure that conservative valuation methodologies have been utilized.

•	On a weighted average basis, the borrowers’ net operating income excluding depreciation must exceed the debt service requirements of the loans by at least 1.35 times.

•	One third of loans have personal recourse to the borrowers, and many borrowers already have a successful loan history with AEL.

•	We require the borrower to have hard cash equity in the property equal to at least 25% of value in most cases.

•	We target fully amortizing loans, with no interest only loans permitted.

•	We focus on smaller loans. Our total portfolio is comprised of 723 loans with an average size of $2.5 million.

•	We require diversification by property type and geographic region. High risk industries or areas are avoided.

In addition, we actively monitor these loans to determine whether there has been any erosion in credit quality.  This includes an annual inspection of each property either by our internal underwriter or the originating correspondent.  A report of the inspection is prepared which outlines whether maintenance issues exist, confirms that tenants are in place, notes feedback from the tenants, confirms that insurance coverage and property tax payments are current, and assesses local market conditions.  Each annual report is compared to those from prior years.  In addition annual financial data is collected on each property and a report is prepared by the originating correspondent and reviewed by our internal underwriter, with a determination whether any follow up action is needed.  We also discuss the properties with the borrowers from time to time both on site and by phone.

Through all of the efforts described above, we are confident that our commercial mortgages are of high quality, and we have no reason to believe any material impairment of value exists at present.

RESIDENTIAL MORTGAGE-BACKED SECURITIES

At September 30, 2007, AEL had $657.8 million in residential mortgage-backed securities, representing 5.1% of total invested assets at carrying value.  Over  99% of these securities are rated AAA, and the weighted average loan to value ratio at origination on the entire asset class is 67.1%. The following table illustrates the categories and values of AEL’s residential mortgage-backed securities at September 30, 2007 ($ in millions):

Collateral Type	Amortized Cost	Estimated Fair Value	Average Loan to Value at Origination

Government Agency	$76.1	$75.1	74.9%
Prime	415.5	396.8	64.3%
Alt-A pre-2005	51.2	47.0	69.5%
Alt-A 2005 to present	109.3	108.1	72.9%
Other	5.7	4.6	89.6%
	$657.8	$631.6

In addition, these securities have the following characteristics:

•	The unrealized decline in market value of $26.2 million is predominantly related to changes in interest rates not credit concerns.

•	One security with an amortized cost of $2.8 million and unrealized decline in market value of $0.7 million has been placed on the watch list for potential credit concerns.

•	No exposure to subprime mortgage-backed securities or CDO/SIVs backed by residential mortgages.

•	99% of all residential MBS securities are in the highest tranche of the pool in which they are structured.

•	Of the Alt-A securities originated in 2005 or later, 72% are super senior tranches, with much more subordination beneath the tranche than is required for a AAA rating.

•	Delinquency experience is well below the level that would jeopardize the value of AEL’s securities.

•	Due to seasoning of the pools through principal payments and pre-payments each and every MBS security AEL owns has a higher percentage of subordination supporting our tranche than at origination.

AEL has obtained an independent review of each and every security within our group of residential mortgage-backed securities to test our conclusions concerning the credit worthiness of these assets, and all such conclusions were affirmed.  Thus, based on all current facts available to us, we are satisfied that our exposure to write downs or realized losses in our mortgaged-backed assets is immaterial.

LOOKING FORWARD

American Equity has never been stronger. The core elements of our business,  including distribution, sales volume, spread management, profitability and capitalization, are very sound.  As always, maintaining very strong asset quality is at the top of our list.  We welcome your questions.

David J. Noble
Chairman, Chief Executive Officer and President

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 15, 2007

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ Wendy L. Carlson
Wendy L. Carlson
Chief Financial Officer and General Counsel